Exhibit 99.1

NAVISTAR RECEIVES $1.3 BILLION LOAN COMMITMENT

WARRENVILLE, Ill. -- January 4, 2007 -- Navistar International Corporation (NYSE:NAV) reported today that it has received a commitment for a five-year senior unsecured term loan facility and synthetic revolving facility in an aggregate amount of $1.3 billion. The facilities will be provided by J.P. Morgan Chase Bank and a group of lenders that includes Credit Suisse, Banc of America Securities and Citigroup Global Markets.

The new loan facilities, which expire in January 2012, and will replace the company’s existing senior unsecured $1.5 billion Credit Agreement, which expires in March 2009. Navistar will use the proceeds of the new facilities to repay the remaining amount outstanding under the existing loan facility. On December 29, 2006, Navistar voluntarily repaid $200 million of the $1.5 billion Credit Agreement.

“We are very pleased with the ongoing support of our lenders and relationship banks,” said Bill Caton, Navistar executive vice president and chief financial officer. “This new lending commitment is a real vote of confidence in the company. The new loan facilities will enhance our liquidity and provide additional stability in our overall capital structure at a lower cost.”

Caton and Terry Endsley, senior vice president and treasurer, will make a presentation to investors at 10:00 a.m. EST on Friday, January 5, 2007, to review indicative terms and conditions of this commitment and discuss recent company and industry performance. The presentation can be accessed via listen-only telephone. The dial in number is 866-244-0365 (Int'l #: 850-429-1277) ID #: 8404. The presentation slides can be accessed at http://ir.navistar.com.  Investors are advised to log on to the Web site at least 15 minutes prior to the presentation to allow sufficient time for downloading the presentation.

Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce™ brand mid-range diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.

E-1